    As filed with the Securities and Exchange Commission on October 30, 1998
                                                    Registration No. 333-______
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                             SCM MICROSYSTEMS, INC.
               (Exact name of issuer as specified in its charter)


          DELAWARE                                    77-0444317
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                             SCM MICROSYSTEMS, INC.
                                131 ALBRIGHT WAY
                               LOS GATOS, CA 95032
                    (Address of principal executive offices)

                           ---------------------------

                                 1997 STOCK PLAN
                            (Full title of the plan)

                           ---------------------------

                                STEVEN HUMPHREYS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             SCM MICROSYSTEMS, INC.
                                131 ALBRIGHT WAY
                               LOS GATOS, CA 95032
                                 (408) 370-4888
            (Name, address and telephone number of agent for service)

                           ---------------------------

                                    Copy to:
                             KENNETH M. SIEGEL, ESQ.
                            N. ANTHONY JEFFRIES, ESQ.
                            MICHAEL S. RINGLER, ESQ.
                     Wilson Sonsini Goodrich & Rosati, P.C.
                               650 Page Mill Road
                           Palo Alto, California 94304


============================================================================

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================

                                                              Proposed Maximum      Proposed Maximum
                                          Amount to be         Offering Price          Aggregate             Amount of
Title of Securities to be Registered       Registered           Per Share(1)       Offering Price(1)     Registration Fee
------------------------------------   -------------------  --------------------  --------------------  -------------------

Common Stock, $0.001 par value
to be issued under 1997 Stock Plan          685,950                $35.42             $24,296,349            $6,754.39

===========================================================================================================================

(1) Estimated in part pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), and in part pursuant to Rule 457(c) under the Securities Act. With respect to 488,333 shares subject to outstanding options to purchase Common Stock under the Plan, the Proposed Maximum Offering Price Per Share is equal to the exercise price of $30.00 per share pursuant to Rule 457(h) under the Securities Act. With respect to 197,617 shares of Common Stock available for future grant under the Plan, the estimated Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) under the Securities Act whereby the per share price is the average between the bid and asked price reported in the Nasdaq National Market on October 27, 1998, which average was $48.813. The Proposed Maximum Offering Price Per Share represents a weighted average of the foregoing estimates calculated in accordance with Rules 457(c) and 457(h) under the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         This Registration Statement on Form S-8 (this "Registration Statement") is being filed for the purpose of registering an additional 685,950 shares of Common Stock, par value $.001 per share (the "Common Stock"), of SCM Microsystems, Inc., a Delaware corporation (the "Registrant"), to be issued pursuant to the Registrant's 1997 Stock Plan and its sub-plan, the 1997 Stock Option Plan for French Employees (collectively known as the "Plan"). The Common Stock represents a 335,950 share annual increase pursuant to Section 3 of the Plan and a 350,000 share increase approved by the board of directors and stockholders of the Registrant. The Registrant's Registration Statement on Form S-8 (Commission File No. 333-45789), previously filed with the Securities and Exchange Commission (the "Commission") on February 6, 1998, relating to the Plan is incorporated herein by reference.

Item 3.  Incorporation of Documents by Reference

         The Registrant hereby incorporates by reference into this Registration Statement the following documents heretofore filed by the Registrant with the
Commission:

         (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Commission pursuant to
                  Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) The Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998, filed with the Commission pursuant to Section 13(a) of the Exchange Act.

         (c) The description of the Registrant's Common Stock to be offered hereby contained in the Registrant's Registration Statement on Form 8-A, filed with the Commission on October 7, 1997 pursuant to Section 12 of the Exchange Act.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers

         The Registrant's Certificate of Incorporation, as amended and restated, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors except for liability arising out of: (i) a breach of their duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.

         The Registrant's charter documents provide that the Registrant shall indemnify its officers, directors and agents to the fullest extent permitted by law, including those circumstances where indemnification would otherwise be discretionary. The Registrant believes that indemnification under its charter documents covers at least negligence and gross negligence on the part of indemnified parties. The Registrant has entered into indemnification agreements with each of its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify each director and officer against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance such persons' expenses incurred as a result of any proceeding against him or her as to which such person could be indemnified.

Item 7.  Exemption From Registration Claimed

                  Not applicable.

Item 8.  Exhibits

         *4.1  1997 Stock Plan and Form of Agreement

         *4.2  1997 Stock Option Plan for French Employees

          5.1  Opinion of counsel as to legality of securities being registered

         23.1  Consent of Independent Auditors

         23.2  Consent of Counsel (contained in Exhibit 5.1)

         24.1  Power of Attorney (See Registration Statement Signature Page)

        ----------

         * Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration Statement No. 333-29073), declared effective by the Commission on October 7, 1997.

Item 9.  Undertakings

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, State of California, on October 30,
1998.

                              SCM Microsystems, Inc.

                              By:  /s/ Steven Humphreys
                                   --------------------------------------
                                   Steven Humphreys
                                   President and Chief Executive Officer
                                   (Principle Executive Officer)

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Humphreys and John G. Niedermaier, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


              Signature                                     Title                             Date
---------------------------------------   -------------------------------------         ---------------

    /s/ STEVEN HUMPHREYS                  President and Chief Executive Officer
--------------------------------------    (Principal Executive Officer) and
        Steven Humphreys                   Director                                   October 30, 1998


    /s/ JOHN G. NIEDERMAIER               Vice President, Finance, and Chief          October 30, 1998
--------------------------------------    Financial Officer
        John G. Niedermaier


    /s/ ROBERT SCHNEIDER                                                              October 30, 1998
--------------------------------------    Chairman of the Board
        Robert Schneider


    /s/ BERND MEIER                       Chief Operations Officer and Director       October 30, 1998
--------------------------------------
        Bernd Meier


    /s/ FRIEDRICH BORNIKOEL               Director                                    October 30, 1998
--------------------------------------
        Friedrich Bornikoel


                                          Director                                    __________, 1998
-------------------------------------
        Randy Lunn


    /s/ POH CHUAN NG                      Director                                    October 30, 1998
--------------------------------------
        Poh Chuan Ng


    /s/ ANDY VOUGHT                       Director                                    October 23, 1998
--------------------------------------
        Andy Vought

                                 EXHIBIT INDEX

       Exhibit
         No.                     Description
       -------                   ------------

         *4.1  1997 Stock Plan and Form of Agreement

         *4.2  1997 Stock Option Plan for French Employees

          5.1  Opinion of counsel as to legality of securities being registered

         23.1  Consent of Independent Auditors

         23.2  Consent of Counsel (contained in Exhibit 5.1)

         24.1  Power of Attorney (See Registration Statement Signature Page)

        ----------

         * Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration Statement No. 333-29073), declared effective by the Commission on October 7, 1997.